EXHIBIT 10.6

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into as of December 15, 2008, by and between TERRA INSIGHT SERVICES, INC., a New York corporation (“TIS”), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the “INSTITUTE”).

WHEREAS, the INSTITUTE is in the business of developing, using, and licensing others to use, and is the developer and owner of certain technology and know-how used in the surveying, mapping, detection, and reporting of natural resources of the Earth (the “Mapping Technology”);

WHEREAS, TIS is in the business of providing services and products in connection with the identification, location, exploration and recovery of deposits of natural resources (“TIS Services”); and

WHEREAS, the INSTITUTE licensed all of its commercial Mapping Technology to TIS pursuant to a Technology License Agreement, dated as of even date, as may be subsequently amended or modified (the “License Agreement”);

WHEREAS, the INSTITUTE agreed to provide related commercial services in the use of the Mapping Technology;

NOW THEREFORE, for good and valuable consideration and on the promises and premises set forth below, the parties agree as follows:

1.        GENERAL DESCRIPTION OF OBJECTIVES AND SCOPE OF SERVICE. TIS hereby engages the INSTITUTE as an independent contractor, and not as an employee or agent of TIS, to provide to TIS the services, as hereinafter set forth in greater detail and within guidelines established by TIS and the INSTITUTE. The INSTITUTE is not granted any right or authority to assume or create any obligation or liability, express or implied, on behalf of TIS or in its name, or to accept service of process in any action on its behalf or in its name, or to bind TIS in any manner or form whatsoever.

TIS hereby retains the INSTITUTE to perform such consulting and advisory services (the “Services”) requested by TIS for the duration of this Agreement. The Services shall include suggestions of locations, detection, assessments, prognoses, determinations, analysis, surveys, diagrams, modeling, mapping and recommendations related to the utilization of the Mapping Technology, preparation of reports of results of the Services, and interpretation of results of uses of the Mapping Technology and of workings of the Mapping Technology. The INSTITUTE agrees to perform for TIS the Services, including preparation of any documentation related thereto. The INSTITUTE further agrees to perform the Services in a good workmanlike and timely manner. All Services requested by TIS shall be performed by personnel of INSTITUTE that are reasonably acceptable to TIS. The INSTITUTE shall devote such time and efforts as are reasonably consistent with the needs of TIS, and will devote such time as TIS reasonably requests and requires. Notwithstanding anything to the contrary herein, TIS shall own the entire work product of the Services.

2.        SERVICE TERM OF AGREEMENT. The service term of the Agreement shall be for a period of thirty (30) years (the “Initial Service Term”) commencing with the date of this Agreement and ending on December 15, 2038. The Service Term shall automatically renew for another thirty (30) year period (the “Renewed Service Term”) unless terminated by either party in writing within ninety (90) days before the end of the Initial Service Term. The term “Service Term” as used in this Agreement refers to each of the Initial Service Term and the Renewed Service Term.

3.        PAYMENTS. In connection with Services, the INSTITUTE shall be entitled to a service fee (the “Services Fee”), which Services Fee shall be set forth in the respective service orders agreed to and executed by the parties in relation to every TIS Service that the INSTITUTE is involved in; provided, however, the INSTITUTE shall charge TIS at the rate of no more than 10% over its cost in connection with such Services, and in the event the parties acting in good faith fail to agree upon the applicable Services Fee with respect to a specific service order, the Services Fee shall be at the rate of 10% over the INSTITUTE’s cost.

4.        CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” shall mean any information obtained by the INSTITUTE from, or disclosed to the INSTITUTE by TIS which relates to the past, present or future research, development and business activities of TIS (or TIS’s affiliated companies), and to any of the intellectual property related thereto, to any intellectual property developed by the INSTITUTE, heretofore or hereafter, or that is previously known to the INSTITUTE or is publicly disclosed by TIS either prior or subsequent to the INSTITUTE’s receipt of such Confidential Information. The INSTITUTE shall hold all such receipt of such information in trust and confidence for TIS for an infinite period, and, except as may be authorized by TIS in writing, the INSTITUTE shall not disclose to any person, firm or enterprise, or use for his benefit, any such confidential information. Upon termination or expiration of this Agreement, the INSTITUTE shall deliver to TIS all items in its possession, which may contain any such confidential information.

5.        COVENANT NOT TO COMPETE. During the duration of this Agreement, the INSTITUTE will not, within any jurisdiction in which the INSTITUTE or any affiliate conducts its business operations, act in any way materially competing with TIS, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by TIS.

6.	TERMINATION.

(a)        TIS has the right to terminate this Agreement any time during the Service Term serving two (2) days’ notice of termination on the INSTITUTE. Termination of this Agreement shall not relieve any obligations pursuant to the License Agreement. The License Agreement shall survive the termination of this Agreement.

(b)        Upon termination of this Agreement for any reason prior to completion of any services pursuant to any particular service order, the INSTITUTE shall immediately stop its services hereunder and shall not be entitled to claim any compensation for the work performed prior to such termination. In case the Agreement is terminated prior to completion of the any services pursuant to any particular service order, the advance payment shall not be refundable.

(c)        The expiration or termination of this Agreement for any reason shall not give either party the right to claim any compensation, indemnity or reimbursement whatsoever from the other by reason of such termination, but termination shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either party at the effective date of termination.

7.        ASSIGNABILITY. Neither party shall not assign any right or interest in this Agreement without the prior written approval of the other party.

8.        WAIVER. A waiver of any breach or default under this Agreement shall not constitute a waiver of any other right for subsequent breach or default. Failure to enforce any term of this Agreement shall not constitute a waiver of any rights to enforce subsequent breaches.

9.        SEVERABILITY. If any provision of this Agreement is declared void, or otherwise unenforceable, that provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

10.       NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by certified mail, overnight courier, or facsimile (followed by prompt transmission of the original of such notice by any of the foregoing means), in each case proper postage or other charges pre-paid and addressed as set forth below:

If to TIS:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Insight Services, Inc.

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

With a copy (which shall not constitute notice) to:

Dan Brecher, Esq.

Law Offices of Dan Brecher

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

If to INSTITUTE:

THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH

c/o Ivan Railyan

8-27 M. Ulyanovoi Street

Moscow, Russia

Fax: +7 095 9565261

Such notice shall be deemed given when actually received. Any party may change the address for notices by service of notice to the other as herein provided.

11.       ENTIRE AGREEMENT. This Agreement, together with the License Agreement, including the exhibits annexed thereto, represent the entire agreement between the parties and supersede any previous contemporaneous oral or written agreements, commitments, representations or communications regarding the subject matter of this Agreement. Any modification to this Agreement must be in writing and signed by a duly authorized agent of both parties.

12.       COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.       GOVERNING LAW. The laws of the State of New York, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance, and enforcement. The parties expressly agree to jurisdiction of the state and federal courts located in the City, County and State of New York. The parties irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of certified mail, return receipt requested, or overnight courier, in care of the address set forth herein or such other address as provided for in accordance with this Agreement.

AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE

EFFECTIVE DATE SET FORTH ABOVE.

TERRA INSIGHT SERVICES, INC. By: /s/ Dmitry Vilbaum Dmitry Vilbaum Chief Executive Officer	THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH By: /s/ Ivan Railyan Ivan Railyan Authorized Signatory

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